Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For purposes of the discussion below, (i) “Paratek” refers to the entity, Paratek Pharmaceuticals, Inc., as it existed prior to the completion of the Merger (as defined in Note 1 below), and (ii) “Transcept” refers to Transcept Pharmaceuticals, Inc. as it existed prior to the completion of the Merger.

The following unaudited pro forma condensed combined financial statements give effect to the merger transaction between Transcept and Paratek as described in Note 1 below. For accounting purposes, Paratek is considered to be acquiring Transcept in this transaction. The transaction will be accounted for under the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Under the acquisition method of accounting, management of Transcept and Paratek have made a preliminary estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Transcept that exist as of October 30, 2014, the date of completion of the transaction.

The unaudited pro forma condensed combined financial statements presented below are based upon the historical financial statements of Transcept and Paratek adjusted to give effect to the acquisition of Transcept by Paratek, for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined financial statements assume that, at the effective time of the Merger, each share of Paratek stock will convert into the right to receive 0.0675 shares of Transcept common stock, after giving effect to the one-for-twelve reverse split of Transcept common stock.

The unaudited pro forma condensed combined balance sheet as of September 30, 2014 gives effect to the transaction as if it occurred on September 30, 2014 and combines the historical balance sheets of Transcept and Paratek at September 30, 2014. The Paratek balance sheet information was derived from its unaudited September 30, 2014 balance sheet included as Exhibit 99.3 to this Amendment No. 1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on or before January 9, 2015 (the “Current Report on Form 8-K”). The Transcept balance sheet information was derived from its unaudited September 30, 2014 balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 as filed with the SEC on October 28, 2014.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the transaction was consummated on January 1, 2013, combines the historical results of Transcept and Paratek for the year ended December 31, 2013 and reflects only ongoing continuing operations. The historical results of Paratek were derived from its statement of operations for the year ended December 31, 2013 included as Exhibit 99.3 to the Current Report on Form 8-K. The historical results of Transcept were derived from its consolidated statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 14, 2014.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 is presented as if the transaction was consummated on January 1, 2014, combines the historical results of Transcept and Paratek for the nine months ended September 30, 2014 and reflects only ongoing continuing operations. The historical results of Paratek were derived from its unaudited nine months ended September 30, 2014 statement of operations included as Exhibit 99.3 to the Current Report on Form 8-K. The historical results of Transcept were derived from its unaudited consolidated statement of operations included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on October 28, 2014.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Transcept and Paratek been a combined company during the specified period. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Transcept’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used in the Transcept operations between the signing of the Merger Agreement (as defined in Note 1 below) and the closing of the Merger;

•	the actual fair values of the Transcept assets, including, Intermezzo and DHE, as well as the related contingent liabilities; and

•	other changes in the Transcept net assets that occur prior to completion of the Merger, which could cause material differences in the information presented below.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	September 30, 2014
	Paratek Historical	Transcept Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash, cash equivalents, and marketable securities	$1,533	$36,284	$93,000	A	$115,029
			(15,788)	B
Restricted cash	—	15	3,000	B	3,015
Interest receivable	—	66			66
Prepaid expenses and other current assets	34	475	(272)	H	237

Total current assets	1,567	36,840	79,940		118,347
Property and equipment, net	27	13	(13)	H	27
Deferred financing costs	499	—	(499)	A	—
Intangible assets	—	—	4,670	H	4,670

Total assets	$2,093	$36,853	$84,098		$123,044

Liabilities, convertible preferred stock and stockholders’ equity/(deficit)
Current liabilities:
Accounts payable & accrued liabilities	$6,988	$2,639	3,859	C	16,638
			590	D
			2,896	E
			(325)	A
			(9)	O
Bridge loans	4,300		(4,300)	O	—
Notes payable	6,000	—	(6,000)	A	—

Total current liabilities	17,288	2,639	(3,289)		16,638
Warrant liability	40	—	(40)	F	—
Contingent liability—former TSPT shareholders	—	—	6,675	H	6,675
Intermezzo litigation liability	—	—	505	H	505
Other long term liabilities (NVS payable)	3,557	—	—		3,557
Accrued rent	44	—	—		44

Total liabilities	20,929	2,639	3,851		27,419

Convertible preferred stock	101,705	—	(101,705)	A	—

Stockholders’ equity (deficit):
Common stock	2	19	11	A	14
			(18)	G
Additional paid-in capital	66,203	188,078	209,590	A	294,322
			(12,788)	B
			(590)	D
			40	F
			18	G
			(156,229)	H
Accumulated other comprehensive income	—	4	(4)	H	—
Accumulated deficit	(186,746)	(153,887)	(9,069)	A	(198,711)
			(3,859)	C
			(2,896)	E
			4,309	P
			153,437	H

Total stockholders’ equity (deficit)	(120,541)	34,214	181,952		95,625

Total liabilities and stockholders’ equity (deficit)	$2,093	$36,853	$84,098		$123,044

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 3—Pro Forma and Acquisition Accounting Adjustments.

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	Nine months ended September 30, 2014
	Paratek Historical	Transcept Historical	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$342	$962	$—		$1,304

Operating expenses:
Research and development	2,365	1,589	(5)	I	3,949
General and administrative	3,865	9,328	(2,162)	I,J,K	11,031
Notes receivable impairment		4,300	(4,300)	O	—

Total operating expenses	6,230	15,217	(6,467)		14,980

Loss from operations	(5,888)	(14,255)	6,467		(13,676)

Other income (expense):
Loss on mark to market of notes	(119)	—	—		(119)
Loss on mark to market of warrants	(1)	—	1	L	—
Interest expense	(716)	—	334	M,O	(382)
Other income (expense), net	8	(76)	—		(68)

Total other income (expense)	(828)	(76)	335		(569)

Net loss	(6,716)	(14,331)	6,802		(14,245)
Unaccreted dividends on convertible preferred stock	(1,684)	—	1,684	N	—

Net loss attributable to common stockholders	$(8,400)	$(14,331)	$8,486		$(14,245)

Basic and diluted net loss per share	$(6.20)	$(9.05)			$(1.07)

Weighted average shares used in the computation of basic and diluted net loss per share	1,355	1,583			13,304

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 3—Pro Forma and Acquisition Accounting Adjustments.

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 31, 2013
	Paratek Historical	Transcept Historical	Pro Forma Adjustments		Pro Forma Combined
Net revenue	$478	$(5,074)	$—		$(4,596)

Operating expenses:
Research and development	4,631	6,904	(43)	I	11,492
General and administrative	3,387	12,431	237	I,J	16,055
Goodwill impairment	—	2,962	—		2,962

Total operating expenses	8,018	22,297	194		30,509

Loss from operations	(7,540)	(27,371)	(194)		(35,105)

Other income (expense):
Loss on issuance of convertible notes	(2,040)	—	—		(2,040)
Loss on issuance of equity associated with convertible notes	(2,948)	—	—		(2,948)
Gain on mark to market of notes	8,027	—	—		8,027
Gain on mark to market of warrants	24	—	(24)	L	—
Interest expense	(297)	—	—		(297)
Other income (expense), net	121	(75)	—		46

Total other income (expense)	2,887	(75)	(24)		2,788

Net loss	(4,653)	(27,446)	(218)		(32,317)
Unaccreted dividends on convertible preferred stock	(6,766)	—	6,766	N	—

Net loss attributable to common stockholders	$(11,419)	$(27,446)	$6,548		$(32,317)

Basic and diluted net loss per share attributable to common stockholders	$(12.49)	$(17.55)			$(3.24)

Weighted average shares used in the computation of basic and diluted net loss per share	914	1,564			9,964

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 3—Pro Forma and Acquisition Accounting Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

On October 30, 2014, Transcept Pharmaceuticals, Inc. (“Transcept”) completed its business combination with Paratek Pharmaceuticals, Inc. (“PPI”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of June 30, 2014, by and among Transcept, Tigris Merger Sub, Inc. (“Merger Sub”), Tigris Acquisition Sub, LLC (“Merger LLC”) and PPI (the “Merger Agreement”), pursuant to which Merger Sub merged with and into PPI, with PPI surviving as a wholly owned subsidiary of Transcept (the “Merger”), followed by the merger of PPI with and into Merger LLC, with Merger LLC surviving as a wholly owned subsidiary of Transcept. Also on October 30, 2014, in connection with, and prior to the completion of, the Merger, Transcept effected a 12-for-1 reverse stock split of its common stock (the “Reverse Stock Split”), and immediately following the Merger, Transcept changed its name to “Paratek Pharmaceuticals, Inc.”, and Merger LLC changed its name to “Paratek Pharma, LLC.” Following the completion of the Merger, the business conducted by Paratek Pharmaceuticals Inc. became primarily the business conducted by PPI, which is now a biopharmaceutical company focused on the development and commercialization of innovative antibacterial therapeutics based upon tetracycline chemistry. The Merger, reverse stock split and the name change of Transcept were approved by the stockholders of Transcept at a special meeting of Transcept stockholders held on October 28, 2014. In the following discussion, unless the context otherwise indicates “Paratek” refers to the public company, formerly known as Transcept and now known as Paratek Pharmaceuticals, Inc., and “PPI” refers to the entity, formerly known as Paratek Pharmaceuticals, Inc. the successor of which in the merger is now known as Paratek Pharma, LLC. “Transcept” is used to refer to the public company (now known as Paratek Pharmaceuticals, Inc.) as it existed prior to the closing of the Merger.

Under the terms of the Merger Agreement, Transcept issued shares of its common stock to PPI’s stockholders, at an exchange rate of 0.0675 shares of common stock, after taking into account the Reverse Stock Split, in exchange for each share of PPI common stock outstanding immediately prior to the Merger. Transcept also assumed all of the stock options outstanding under the PPI 2014 Equity Incentive Plan, as amended (the “Paratek Plan”), and stock warrants of PPI outstanding immediately prior to the Merger, with such stock options and warrants henceforth representing the right to purchase a number of shares of Transcept common stock equal to 0.0675 multiplied by the number of shares of PPI common stock previously represented by such options and warrants. Transcept also assumed the Paratek Plan.

Immediately after the Merger, there were 14,417,936 shares of Paratek common stock outstanding. Immediately after the Merger, the former PPI stockholders, warrantholders and optionholders owned approximately 89.5% of the fully-diluted common stock of Paratek, with the Transcept’s stockholders and optionholders immediately prior to the Merger, whose shares of Paratek common stock (including shares received upon the cancellation of existing options) remain outstanding after the Merger, owning approximately 10.5% of the fully-diluted common stock of Paratek.

Because PPI security holders will own approximately 89.5% of the voting stock of Paratek after the transaction, PPI is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Transcept will be recorded as of the merger closing date at their estimated fair values.

2.	Purchase Price

The preliminary estimated total purchase price of the Merger is as follows (in thousands):

Fair value of Transcept net assets to carryover to merged company	$18,490
Contingent liabilities payable to the former Transcept Shareholders:
Intermezzo Proceeds	3,870
TO-2070 (DHE) Proceeds	420
Intermezzo Reserve Remainder Payable	2,385

Total Purchase consideration	$25,165

On September 30, 2014, Transcept had 1.6 million shares of common stock outstanding and a market capitalization of $38.8 million. The fair value of the net assets of Transcept was $38.5 million as of September 30, 2014, after taking into consideration the value of the notes receivable from PPI. On October 30, 2014, Transcept had 1.6 million shares of common stock outstanding and a market capitalization of $32.6 million. The estimated fair value of the net assets of Transcept on October 30, 2014, after taking into consideration the dividend declared on October 14, 2014 with an ex-dividend date of October 31, 2014 and the notes receivable from PPI, was $34.3 million. Measuring the fair value of the net assets to be received by PPI was readily determinable based upon the underlying nature of the net assets. The fair value of the Transcept common stock was below the fair value of its net assets at the Merger closing date and slightly above at September 30, 2014. The Transcept net asset value is primarily comprised of cash, cash equivalents, and marketable securities ($36.3 million as of September 30, 2014), and the PPI interest in the Merger is significantly related to obtaining the cash, cash equivalents and marketable securities of Transcept. Therefore, the fair value of the Transcept net assets as of September 30, 2014 is considered to be the best indicator of the fair value and, therefore, the purchase price. The estimated purchase price may change due to changes in the fair value of contingent payment liabilities as noted above and described below during the period from September 30, 2014 to the Merger closing date.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Transcept based on their estimated fair values as of the Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired assets and assumed liabilities of Transcept based on the estimated fair values as of September 30, 2014 is as follows (in thousands):

Preliminary Allocation of Purchase Price
Cash, cash equivalents and marketable securities	$23,511
Bridge loan and accrued interest	4,309
Other assets	269
Intangible assets: DHE and Intermezzo related assets	4,670
Existing assumed liabilities	(2,639)
Intermezzo litigation reserve liability	(505)
Assumed severance, settlement of outstanding Transcept options and closing liabilities	(4,450)

Total	$25,165

The allocation of the estimated purchase price is preliminary because final balances as of the Merger closing date are not yet available. The purchase price allocation will remain preliminary until Paratek management determines the fair values of assets acquired and liabilities assumed as of the Merger date. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Given the significant uncertainty concerning the ultimate disposition of both Transcept’s Intermezzo product rights and TO-2070 (DHE), Transcept has estimated the fair value of the acquired identifiable intangible assets using a probability-weighted scenario approach, employing income approaches in each scenario. These estimates are based on a preliminary valuation and are subject to further review by management and the close of the transaction.

Material assumptions used to preliminarily value the Intermezzo product assets included:

•	Probabilities associated with the various outcomes of the ongoing ANDA litigation and the potential sale of Transcept’s Intermezzo product rights;

•	The forecasted Intermezzo product revenues and associated royalties due Transcept, as well as the appropriate discount rate given consideration to the market and forecast risk involved; and

•	the potential proceeds associated with, and timing of, the sale of Transcept’s Intermezzo product rights.

Material assumptions used to preliminarily value the TO-2070 (DHE) preclinical development project included:

•	Probabilities associated with SNBL licensing the TO-2070 assets under the SNBL Termination Agreement; and

•	potential proceeds associated with, and timing of, the potential payments in accordance with the SNBL Termination Agreement.

The estimated fair value of the contingent payment liabilities to Transcept shareholders (as of immediately prior to the Merger closing) were determined using the same probability, cash flow, sale proceeds and timing assumptions referenced above, with consideration also given to the specific timing of the payments to shareholders pursuant to the terms of the Merger Agreement.

3.	Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of PPI occurring as a direct result of the Merger, the acquisition of Transcept by PPI for accounting purposes and an adjustment for contractual compensation liabilities owed to Transcept employees (as of the closing of the Merger) for the impact of change of control provisions.

The unaudited pro forma condensed combined financial statements reflect the effect of the Reverse Stock Split.

The pro forma adjustments are as follows:

(A)	To reflect $93.0 million of additional investment in PPI, the conversion of $6.0 million in aggregate principal of, and accrued interest on, PPI’s senior secured promissory notes into shares of PPI common stock and then into shares of Transcept common stock and associated loss on extinguishment of debt, the conversion of all outstanding shares of PPI preferred stock into shares of PPI common stock and then into shares of Transcept common stock, and to record the common stock of Transcept.

Immediately prior to the effective time of the Merger:

(i)	$6.0 million of PPI debt, and the interest accrued thereon, will convert into approximately 19.8 million shares of PPI common stock;

(ii)	$101.7 million representing 36.9 million shares of PPI convertible preferred stock will convert into 48.1 million shares of PPI common stock at a ratio determined in accordance with the PPI certificate of incorporation then in effect; and

(iii)	$93.0 million of additional investment in PPI will result in the issuance of 119.5 million additional shares of PPI common stock.

Assuming an exchange ratio for conversion into Transcept common stock of 0.0675, the 189.4 million shares of outstanding PPI common stock, calculated on a fully-diluted basis, after the conversions and investment noted above, would be converted into 12.8 million shares of Transcept common stock with a par value of $0.001 per share. The 1.6 million shares of Transcept common stock at par value of $0.001 outstanding at September 30, 2014 including shares of common stock to be issued in conjunction with the termination of all outstanding Transcept stock options (as of the closing of the Merger), as described in pro forma adjustment footnote D below, plus 12.8 million shares of Transcept common stock resulting from the conversion of PPI common stock, aggregate a total of approximately 14.4 million shares of Transcept common stock at a par value of $0.001.

(B)	To reflect the establishment of a $3.0 million Intermezzo Reserve as well as the pre-closing cash dividend, each as provided in the Merger Agreement.

(C)	To reflect the accrual of change of control obligations for employees of Transcept as well as bonuses and other obligations that will become due at the closing of the Merger.

(D)	To reflect the intrinsic value of options to purchase Transcept common stock outstanding at Merger closing along with a fixed aggregate amount of $0.6 million; both of which are to be settled in Transcept common stock, net of applicable statutory withholding requirements. Using the October 30, 2014 Closing Price of Transcept common stock (as defined in the Merger Agreement), this adjustment results in an estimated additional 32,683 shares of common stock being issued to officers, employees and former employees of Transcept (as of the closing of the Merger).

(E)	To reflect the estimated costs to consummate the Merger, not accrued as of September 30, 2014 totaling $2.9 million to be incurred by PPI. Estimated costs to consummate the Merger to be incurred by Transcept totaling $0.5 million are not reflected in the unaudited pro forma condensed combined financial statements since Transcept is the accounting acquiree. Merger costs include fees payable for investment banking services, legal, accounting, printing and other consulting services.

(F)	To reflect the reclassification of PPI’s warrant liability to additional paid-in capital with regard to the expected conversion of PPI’s convertible preferred stock warrants into warrants to purchase shares of Transcept common stock upon closing of the Merger. The entire value of $40,000 was credited to additional paid-in capital as the par value was immaterial.

(G)	To reflect the reclassification of par value to additional paid-in capital of Transcept common stock upon the effectiveness of the Reverse Stock Split.

(H)	To reflect the elimination of the additional paid-in capital, accumulated deficit, and accumulated other comprehensive income of Transcept and to reflect the estimated fair value of Transcept assets and contingent payment liabilities at the close of the Merger referred to in Note 2 above.

(I)	To reflect the reduction of Transcept’s historical depreciation and amortization expense for assets to be written off upon the closing of the Merger.

(J)	To reflect amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values and 15-year estimated useful life of the Intermezzo related patents.

(K)	To reduce expenses for Transcept deal-related expenses incurred to date.

(L)	To reverse the mark-to-market adjustment related to the convertible preferred stock warranty liability.

(M)	To remove interest expense related to PPI senior secured promissory notes.

(N)	To add back unaccreted dividends on PPI convertible preferred stock.

(O)	To reverse the notes receivable impairment recorded at September 30, 2014 as the merger has now been completed.